EXHIBIT 10.10

                    CONSULTANT'S COMPENSATION AGREEMENT

     This Agreement, entered in to this 15th day of March 2002, is by and between eWorldMedia.TV, Inc., a Nevada corporation (hereinafter referred to as the "Company") and First Reserve Corporation, a California corporation (hereinafter referred to as "Consultant") under the following terms and conditions:

                                 RECITALS:

     A. The Company and Consultant desire to set forth the terms and conditions on which the Company shall compensate the Consultant for prior services rendered to the Company; and

     B. In connection with the services performed by the Consultant for the Company, the Company desires to restrict Consultant's rights to disclose certain confidential information of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   SERVICES PERFORMED BY THE CONSULTANT

          1.1 The Company hereby acknowledges that the Consultant has provided valuable consulting services to the Company for which the Company desires to compensate the Consultant and which the Consultant is willing to accept in full satisfaction of such prior consulting services rendered.

          1.2 The services rendered by the Consultant were performed as an independent contractor and not an agent or employee of the Company. Consultant shall not have any power or authority to bind the Company. The Company shall not provide office space or office materials to Consultant. Except for the compensation to be provided herein, Consultant shall not be entitled to any of the benefits provided by the Company to its employees. Consultant shall be responsible for and shall pay any and all state, federal, or local taxes on compensation paid to Consultant hereunder.

     2.   TERM

          The term of this Agreement shall be for a period commencing effective March 18, 2002, until terminated as provided in Section 5.

     3.   COMPENSATION

          3.1 Percentage of Gross Sales. During the term of this Agreement the Company shall pay to the Consultant consulting fees equal to one percent (1%) of the total

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worldwide gross sales of the Company.  For purposes of this Agreement, sales shall not be deemed completed until funds have been received and been cleared by the Company's bank for disbursal to the Company.

          3.2 Weekly Sales Statement. The Company shall deliver to Consultant, at its offices in San Rafael, California, or to such other address as Consultant may direct, on or before the two weeks following the end of each calendar week during the term of this Agreement, a complete and accurate statement (the "Weekly Sales Statement") of worldwide gross sales by the Company of all products, during the term of this Agreement (the "Weekly Sales Period"). The Weekly Sales Statement shall be certified as accurate by an officer of the Company and shall include information as to the product description, quantity sold, and gross selling price of the products sold by the Company during the Weekly Sales Period, computation of gross sales, the amount of consulting fees due, and any other information Consultant may from time to time reasonably request. The Weekly Sales Statement shall be furnished to Consultant whether or not revenues from sales have been received, and whether or not consulting fees have been earned by Consultant, during the Weekly Sales Period. Weekly Sales Statements shall be in a form reasonably acceptable to Consultant.

          3.3 Payment of Compensation. The amount shown in each Weekly Sales Statement as being due Consultant shall be paid simultaneously with the submission of the Weekly Sales Statement. The Company's Weekly Sales Statements and all amounts payable to Consultant by the Company shall be submitted to:

                    Robert Hagopian, President
                    First Reserve Corporation
                    29 Las Casas
                    San Rafael, CA  94901

or such other address as Consultant may direct.

          3.4 Audited Financial Statements; Corrections to Weekly Sales Statements. Within ninety (90) days following each year-end, or, if the Company is subject to the periodic reporting requirements under the Securities Exchange Act of 1934, as amended, not later than the date of filing of the year-end audited financial statements with the Securities and Exchange Commission on Form 10-K or 10-KSB, the Company shall furnish to Consultant audited financial statements for the prior year. If the aggregate gross sales for such year reflected in the audited financial statements shall be greater than the aggregate amount of gross sales set forth in the Weekly Sales Statements for such year, the appropriate payment shall be made within thirty (30) days following the furnishing of such financial statements to Consultant. If the aggregate gross sales for such year reflected in the audited financial statements shall be less than the aggregate amount of gross sales set forth in the Weekly Sales Statements for such year, the Company shall be allowed to offset such amount in the next Weekly Sales Statement(s) and payment(s) made to Consultant.

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          3.5  Accurate Books and Records.  The Company agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the consulting fee granted herein and pertaining to the items required to be shown in the Company's Weekly Sales Statements to be submitted pursuant hereto, including without limitation, invoices, correspondence, banking, financial, and other records.
Consultant and its duly authorized representatives shall have the right, upon five (5) days' written notice, during normal business hours, to audit the Company's books of account and records, and all other documents and material in the possession or under the control of the Company, with respect to the subject matter and the terms of this Agreement and to make copies and extracts thereof. In the event that any such audit reveals an underpayment by the Company, the Company shall within thirty (30) days' written notice remit payment to Consultant in the amount of such underpayment, plus interest calculated at the rate of five percent (5%) per annum, from the date such payment(s) were actually due until the date such payment is actually made. In the event that any such underpayment is greater than Ten Thousand Dollars ($10,000), the Company shall reimburse Consultant for the costs and expenses of such audit. In the event such audit shall reveal a mistake resulting in an overpayment in any consulting fee payment, the Company shall be allowed to offset such amount in the next Weekly Sales Statement(s) and payment(s) made to Consultant.

     4.   CONFIDENTIALITY

          4.1 Confidential Information. Consultant recognizes and acknowledges that certain information, including, but not limited to,
(i) information pertaining to the financial condition of the Company;
(ii) its systems and methods of doing business; (iii) its agreements with customers, suppliers or selling or marketing agents, including lists of customers, selling agents, and marketing agents; or (iv) other aspects of the business of the Company which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") have been, or may be, made available or otherwise come into the possession of Consultant by reason of its engagement with the Company. Accordingly, Consultant represents that it has not, and agrees that it will not, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to its personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Company. Upon written request of the Company, Consultant shall return to the Company all documents which reflect Confidential
 Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 4.1, Consultant's obligations under this subsection 4.1 shall not apply to information which has become generally available to the public without any action or omission of Consultant.

          4.2 Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively "Records"), whether prepared by Consultant or otherwise coming into its possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon its written request. The retention and use by the Consultant of duplicates in any form of Records after such written request is prohibited.

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          4.3  Remedies.  Consultant hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Consultant of any of the terms or provisions of this Section 4, and Consultant therefore agrees that the Company shall be entitled to an injunction restraining Consultant from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Consultant.

     5.   TERMINATION

          5.1 Termination by Mutual Consent. This Agreement may be terminated upon the mutual agreement of the parties. The Consultant shall not be entitled to receive any compensation following one hundred twenty
(120) days after the date of such termination, unless otherwise agreed in writing by the parties.

          5.2 Termination by Consultant. Consultant has the right to terminate this Agreement for any reason, upon one hundred twenty (120) days prior written notice to the Company. If this Agreement is terminated pursuant to this subsection 5.2, the Consultant shall not be entitled to receive any compensation following the date of such termination.

          5.3 Consultant's Duties on Termination. In the event of termination of this Agreement, Consultant agrees to deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in its possession or under its control.

     6.   MISCELLANEOUS

          6.1 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

               (a)  Hand-delivered to the other party;

               (b) Received when sent by telex or facsimile at the address and number set forth below;

               (c) The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

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               (d)  Three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               Company:       620 Newport Center Dr.
                              11th Floor
                              Newport Beach, CA  92660
                              Facsimile Number (949) 718-0944
                              Attention:  Ronald C. Touchard, President

               With Copy to   Ronald N. Vance
                              Attorney at Law
                              57 West 200 South
                              Suite 310
                              Salt Lake City, UT 84101
                              Facsimile Number (801) 359-9310

               Consultant:    First Reserve Corporation
                              29 Las Casas
                              San Rafael, CA  94901
                              Facsimile Number (___) _________
                              Attention:  Robert Hagopian

          6.2 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          6.3 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

          6.4 Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in Orange County, in the State of California, and in no other place.

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          6.5  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

          6.6 Assignment. The duties and obligations of the Employee hereunder may not be transferred or assigned, except as otherwise expressly authorized in writing by the Company. The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

          6.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors, and assigns.

          6.8 Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

          6.9 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          6.10 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     7.   CORPORATE APPROVALS

          The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                       eWorldMedia.TV, Inc.

                                   By /s/ Ronald C. Touchard
                                      Ronald C. Touchard, President
                                   Its President


CONSULTANT:                        First Reserve Corporation

                                   By /s/ Robert Hagopian
                                   Robert Hagopian, President


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